ADDITION OF THE
       KOPP EMERGING GROWTH FUND CLASS C SHARES
                        TO THE
             CUSTODIAN SERVICING AGREEMENT
                        Between
                   KOPP FUNDS, INC.
                          and
             FIRSTAR BANK MILWAUKEE, N.A.
                 Dated October 1, 1997


WHEREAS, the above parties have entered into a Custodian Servicing Agreement (the "Agreement") whereby
Firstar Bank Milwaukee, N.A. ("Firstar") has agreed to provide custody services to Kopp Funds, Inc. (the
"Corporation"); and

WHEREAS, the parties would like to add Kopp Emerging
Growth Fund Class C Shares ("Class C") to the
Agreement;

NOW THEREFORE, the Corporation and Firstar agree to add
Class C to the Agreement and compensation for the addition of Class C is detailed on the following schedule.

Dated this 31st day of December, 1998.


KOPP FUNDS, INC.              FIRSTAR BANK MILWAUKEE, N.A.


BY:  /s/ Kathleen Tillotson   BY:  /s/ Joe Neuberger

                   Custody Services
         Annual Fee Schedule - Domestic Funds




          Separate Series of Kopp Funds, Inc.

           Name of Series               Date Added

        Emerging Growth Fund
             Class A                    October 1, 1997
             Class I                    October 1, 1997
             Class C                    December 31, 1998



Annual fee based upon market value
           2 basis points per year
           Minimum annual fee per fund - $3,000


Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):
         $12.00 per book entry security (depository or Federal Reserve system) $25.00 per definitive security (physical)
         $25.00 per mutual fund trade
         $75.00 per Euroclear
         $ 8.00 per principal reduction on pass-through certificates
         $35.00 per option/futures contract
         $15.00 per variation margin
         $15.00 per Fed wire deposit or withdrawal


Variable Amount Demand Notes: Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates. Our charge, which is 1/4 of 1%, is deducted from the variable amount note income at the time it is credited to your account.

Plus out-of-pocket expenses, and extraordinary expenses based on complexity.

Fees are billed monthly, based upon market value at the beginning of the month.